EXHIBIT 5.1

September 14, 2016
Evolent Health, Inc.
7,500,000 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel for Evolent Health, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Prospectus Supplement dated September 8, 2016, relating to the offer and sale of 7,500,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), of the Company, including the resale of (a) 5,636,696 currently outstanding Shares, (b) 1,831,760 Shares issued upon exchange of an equivalent number of the Class B common units of the Company’s operating subsidiary, Evolent Health LLC (“Evolent Health”) (together with an equivalent number of shares of the Class B common stock of the Company) (the “Exchange Shares”) and (c) 31,544 Shares (the “Option Shares”) issued upon the exercise of stock options (“Options”) under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan. The Shares were offered and sold by certain selling stockholders of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated By-laws of the Company; (c) the Certificate of Formation of Evolent Health; (d) the Third Amended and Restated Operating Agreement of Evolent Health; (e) resolutions adopted by the Board of Directors of the Company on May 22, 2015, July 27, 2016 and September 1, 2016, resolutions adopted by the Compensation Committee of the Board of Directors of the Company on August 8, 2016 and resolutions adopted by the managing member of Evolent Health on September 1, 2016; (f) the Registration Statement on Form S‑3 (Registration No. 333-212709) filed with the Commission on July 28, 2016 with respect to the registration of the Shares under the Securities Act of 1933 (the “Securities Act”) (such Registration

Statement being hereinafter referred to as the “Registration Statement”); (g) the related Prospectus dated August 12, 2016 (together with the documents incorporated therein by reference, the “Basic Prospectus”); (h) the Prospectus Supplement dated September 8, 2016, filed with the Commission pursuant to Rule 424(b) and Rule 430A of the General Rules and Regulations under the Securities Act (together with the Basic Prospectus, the “Prospectus”); (i) the Underwriting Agreement dated September 8, 2016 (the “Underwriting Agreement”), among J.P. Morgan Securities LLC and Goldman, Sachs & Co., as representatives of the underwriters, the Company, Evolent Health and the several selling stockholders listed in Schedule 2 to the Underwriting Agreement; (j) a specimen certificate representing the Shares; (k) the Power of Attorney and Custody Agreement, each dated September 6, 2016, executed by certain of the selling stockholders; (l) the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan, as amended; (m) the Evolent Health Holdings, Inc. Incentive Stock Option Agreement between Evolent Health Holdings, Inc. and Nicky McGrane dated October 22, 2014; (n) the Evolent Health Holdings, Inc. Incentive Stock Option Agreement between Evolent Health Holdings, Inc. and Jonathan Weinberg dated April 1, 2014; (o) the Option Exercise Agreement between the Company and the relevant option holder, each dated September 14, 2016, relating to each option agreement described in (m) and (n) above (the “Option Exercise Agreements”); and (p) the Exchange Agreement dated June 4, 2015, by and among the Company, Evolent Health and certain holders of Class B common units of Evolent Health party thereto (the “Exchange Agreement”).

In rendering our opinion, we have assumed, without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company and Evolent Health and the representations and warranties of the Company, the Selling Stockholders and the Underwriters contained in the Underwriting Agreement, and have assumed compliance by each such party with the terms of the Underwriting Agreement. We have also assumed that the Options were duly and validly authorized and issued and constitute valid and binding obligations of the Company; the Options were exercised in accordance with the Option Exercise Agreements, and at the time of their exercise, the Options were in full force and effect and all conditions to vesting and exercise had been satisfied. We have also assumed compliance by each party thereto with the terms of the Exchange Agreement.

Based on the foregoing and in reliance thereon, we are of opinion that (a) the Shares (other than the Exchange Shares and the Option Shares) have been duly and validly authorized by the Company and are validly issued, fully paid and nonassessable, (b) the Exchange Shares have been duly and validly authorized by the Company and, when issued in exchange for Class B common units of Evolent Health (together with an equivalent number of shares of the Class B common stock of the Company) and delivered to and paid for as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (c) the Option Shares have been duly and validly authorized by the Company and, when issued in accordance with the terms set forth in the applicable option agreement pursuant to which such Option Shares are to be issued and delivered to and paid for as contemplated in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 14, 2016, and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, VA 22203

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